ALEXANDER & BALDWIN, INC.
EXECUTIVE NOTICE OF AWARD OF TIME-BASED RESTRICTED STOCK UNITS

The Corporation hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of restricted stock units under the Corporation’s 2007 Incentive Compensation Plan (the “Plan”).  Each restricted stock unit represents the right to receive one share of Common Stock on the applicable issuance date following the vesting of that unit.  The number of shares of Common Stock subject to the awarded restricted stock units and the applicable vesting schedule for those units and the underlying shares are set forth below. The remaining terms and conditions governing the Award, including the issuance date or dates for the shares of Common Stock that vest under the Award, shall be as set forth in the form Time-Based Restricted Stock Unit Award Agreement for service-vesting Awards.

AWARD SUMMARY

Participant
Award Date:
Number of Shares Subject to Award:	________ shares of Common Stock (the “Shares”)
Vesting Schedule:
The Shares shall vest in a series of three (3) successive equal annual installments upon Participant’s completion of each successive year of Service over the three (3)-year period measured from the Award Date. Each such installment vesting date is hereby designated a “Vesting and Issuance Date.” However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 3 or Paragraph 5 of the form Time-Based Restricted Stock Unit Award Agreement.

Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Timed-Based Restricted Stock Unit Award Agreement attached as Exhibit A.  Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan.  A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices (822 Bishop Street, Honolulu, HI 96813).

Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that:

(a)           Participant is subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of January 1, 2011, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and

(b)           any incentive compensation that is paid or granted to, or received by, Participant on or after January 1, 2011 (including any incentive compensation that is paid to, or received by, Participant on or after January 1, 2011 pursuant to an incentive compensation award made to Participant prior to January 1, 2011) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.

For purposes of such recoupment policy, “incentive compensation” means all cash or equity-based bonus (e.g., any stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

Continuing Consent. Participant further acknowledges and agrees that, except to the extent the Plan Administrator notifies Participant in writing to the contrary, each subsequent award of service-vesting restricted stock units made to him or her under the Plan shall be subject to the same terms and conditions set forth in the Time-Based Restricted Stock Unit Award Agreement attached to his or her initial service-vesting Award, and Participant hereby accepts those terms and conditions for each such subsequent service-vesting restricted stock unit award that may be made to him or her under the Plan and hereby agrees to be bound by those terms and conditions for any such restricted stock unit awards, without any further consent or acceptance required on his or her part at the time or times when those awards may be made.  However, Participant may, at any time he or she holds an outstanding service-vesting restricted stock unit award under the Plan, request a written copy of the form Time-Based Restricted Stock Unit Award Agreement from the Corporation by contacting the Corporation’s Human Resources Department at the Corporation’s principal offices.

Employment at Will.  Nothing in this Notice or in the form Time-Based Restricted Stock Unit Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.

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Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the form Time-Based Restricted Stock Unit Award Agreement for service-vesting Awards.

DATED:

ALEXANDER & BALDWIN, INC.
By:

Title:	Vice President

PARTICIPANT

Address: